Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-126938 and No. 333-128013) and in the related Prospectuses and the Registration Statement (Form S-8 No. 333-121051) pertaining to the Gramercy Capital Corp. Equity Incentive Plan of our reports dated February 28, 2007 with respect to the consolidated financial statements and schedule of Gramercy Capital Corp., Gramercy Capital Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gramercy Capital Corp., included in this Annual Report (Form 10-K/A) for the year ended December 31, 2006.

/s/ Ernst and Young LLP

New York, New York
March 1, 2007